Exhibit 10.15

GRID DYNAMICS INTERNATIONAL, Inc.

Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is made as of ______, _____ by and between Grid Dynamics International, Inc., a California corporation (the “Company”), and _______, an individual (“Indemnitee”).

RECITALS

The Company has entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among CS Merger Sub 1, Inc., a California corporation (“Merger Sub 1”), ChaSerg Technology Acquisition Corp., a Delaware corporation (“Parent”), CS Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), the Company and Automated Systems Holdings Limited, a company incorporated in Bermuda with limited liability, solely in its capacity as representative of the Securityholders (as defined in the Merger Agreement), pursuant to which (a) Merger Sub 1 will be merged with and into the Company, (the “Initial Merger”), with the Company surviving the Initial Merger on the terms and subject to the conditions set forth in the Merger Agreement, and (b) as part of the same overall transactions, immediately following the Initial Merger, the Company will be merged with and into Merger Sub 2, with Merger Sub 2 surviving on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”). The Company acknowledges that Indemnitee may incur certain tax liabilities under the Internal Revenue Code of 1986, as amended (the “Code”) related to payments or benefits received pursuant to the Merger (such tax liabilities, whether under Code Section 409A, Code Section 4999, Code Section 280G, or any other Section of the Code, and liabilities relating to ineffective 83(b) elections, but excluding liabilities for income, payroll and capital gain taxes incurred by Indemnitee in the ordinary course as a result payments received in the Merger or otherwise, are referred to as the “Tax Liabilities”), and Indemnitee would not continue in the employment of the Company upon consummation of the Merger without assurances from the Company that the Company will indemnify the Indemnitee as a result of any such Tax Liabilities incurred by the Indemnitee as a result of the Merger. By entering into this Agreement with the Indemnitee, the Company seeks to assure the Indemnitee that the Company will indemnify the Indemnitee for any Tax Liabilities incurred by the Indemnitee as a result of the Merger.

AGREEMENT

In consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) In the event it will be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of Indemnitee that is contingent upon or results from the consummation of the Merger, whether paid or payable or distributed or distributable pursuant to the terms of the Merger Agreement, the Employment Agreement entered into by and between the Company and the Indemnitee, or otherwise, but determined without regard to any additional payments required under this Agreement (a “Payment”), results in a Tax Liability, or any interest or penalties are (or will be) incurred by Indemnitee with respect to any Tax Liability (the Tax Liability, together with any interest and penalties, are hereinafter collectively referred to as the “Excess Tax”), Indemnitee will be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Company in an amount equal to the sum of (i) the Excess Tax and (ii) an amount sufficient to pay the cumulative Excess Tax and all cumulative federal, state and local income and employment taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so the net amount retained by Indemnitee is equal to the Payment (excluding any Gross-Up Payment) less federal, state and local income and employment taxes imposed with respect to the Payment. Notwithstanding the foregoing, Indemnitee understands that the Company’s obligations hereunder are subject to the limitations set forth in the Company’s Merger Indemnification policy, a copy of which has been provided to Indemnitee.

(b) Subject to the provisions of Section 1(c) below, all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, will be made by a nationally recognized certified public accounting firm selected by the Company with the consent of Indemnitee, which should not unreasonably be withheld (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and Indemnitee within thirty (30) days after the receipt of notice from Indemnitee that there has been a Payment, or such earlier time as is requested by the Company.  All fees and Expenses (as defined below) of the Accounting Firm will be borne solely by the Company.  The Company and Indemnitee will furnish such information and documentations as the Accountants may reasonably request in order to make a determination under this Section 1. The Company, as determined in accordance with this Section 1, will pay any Gross-Up Payment to Indemnitee within five (5) days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excess Tax is payable by Indemnitee, it will so indicate to Indemnitee in writing.  Any determination by the Accounting Firm will be binding upon the Company and Indemnitee; provided, however, that as a result of uncertainty in the application of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies in accordance with Section 1(c), or elects not to exercise such remedies, and Indemnitee thereafter is required to make a payment of any Excess Tax, the Accounting Firm will determine the amount of Underpayment that has occurred and the Underpayment will be promptly paid by the Company to or for the benefit of Indemnitee. If the actual Excess Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Indemnitee shall repay the Company at the time that the amount of the reduced Excess Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excess Tax and federal, state and local income and employment taxes imposed on the portion of the Gross-Up Payment being repaid by the Indemnitee, to the extent the repayment results in a reduction in or refund of the Excess Tax, federal, state and local income and employment taxes).

(c) Indemnitee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company).  The notification will be given as soon as practicable but no later than ten (10) business days after Indemnitee is informed in writing of the claim and will apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.  Indemnitee will not pay the claim prior to the expiration of the 30-day period following the date on which Indemnitee gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due.  If the Company notifies Indemnitee in writing prior to the expiration of the 30-day or shorter period that it desires to contest the claim, Indemnitee will:

(i) give the Company any information reasonably requested by the Company relating to the claim;

(ii) take any action in connection with contesting the claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest the claim; and

(iv) permit the Company to participate in any proceedings relating to the claim.

(d) The Company will bear and pay directly all costs and Expenses (including additional interest and penalties) incurred in connection with the contest and will indemnify and hold Indemnitee harmless, on an after-tax basis, for any Excess Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and Expenses.  Without limitation of the forgoing provisions of this Section 1, the Company will control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct Indemnitee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Indemnitee agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine.  If the Company directs Indemnitee to pay the claim and sue for a refund, the Company will advance the amount of the payment to Indemnitee, on an interest-free basis, and will indemnify and hold Indemnitee harmless, on an after-tax basis, from any Excess Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Indemnitee with respect to which the contested amount is claimed to be due will be limited solely to the contested amount.  The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Indemnitee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by Indemnitee of an amount advanced by the Company pursuant to Section 1(d), Indemnitee becomes entitled to receive any refund with respect to the claim, Indemnitee will, subject to the Company’s compliance with the requirements of Section 1(d), promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Indemnitee of an amount advanced by the Company pursuant to this Section 1(d), a determination is made that Indemnitee will not be entitled to any refund with respect to the claim and the Company does not notify Indemnitee in writing of its intent to contest the denial of refund prior to the expiration of thirty (30) days after the determination, then the advance will be forgiven and will not be required to be repaid and the amount of the advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f) Should the Company elect not to contest the Internal Revenue Service claim in accordance with the foregoing provisions of Section 1(c) or otherwise not provide Indemnitee with written notice of its intention to contest such claim within the applicable thirty (30) day or shorter notice period provided in Section 1(c), then the Company will promptly thereafter pay Indemnitee the applicable Gross-Up Payment attributable to such claim.

2. Interest on Unpaid Amounts. If any payment to be made by the Company to Indemnitee hereunder is delayed by more than ninety (90) days from the date the duly prepared request for such payment is received by the Company, interest shall be paid by the Company to Indemnitee at the legal rate under California law for amounts which the Company indemnifies or is obligated to indemnify for the period commencing with the date on which Indemnitee actually incurs such Expense or pays such judgment, fine or amount in settlement and ending with the date on which such payment is made to Indemnitee by the Company.

3. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee and Third-Party Indemnitors to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

4. Defined Terms and Phrases. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payment under this Agreement (including taxes that may be imposed upon the actual or deemed receipt of payments under this Agreement with respect to the imposition of federal, state, local or foreign taxes), fax transmission charges, secretarial services and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in a proceeding. Expenses also shall include any of the forgoing expenses incurred in connection with any appeal resulting from any proceeding, including the principal, premium, security for, and other costs relating to any costs bond, supersedes bond, or other appeal bond or its equivalent. Expenses also shall include any and all liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, ERISA (or other benefit plan related) excise taxes or penalties, and amounts paid in settlement and all interest, taxes, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA (or other benefit plan related) excise taxes or penalties, or amounts paid in settlement). Expenses also shall include any interest, assessment or other charges imposed thereon and costs incurred in preparing statements in support of payment requests hereunder. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

5. Attorneys’ Fees. In the event that any action or proceeding is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with such action or proceeding, unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action or proceeding were not made in good faith or were frivolous. In the event of an action or proceeding instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with such action or proceeding (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless a court of competent jurisdiction determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous. Notwithstanding any provisions herein contained, Indemnitee understands that all fees and Expenses (including but not limited to the attorneys’ fee, accounting firm’s fees) which shall be born by the Company hereunder are subject to the limitations set forth in the Company’s Merger Indemnification policy, a copy of which has been provided to Indemnitee.

6. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) Entire Agreement; Binding Effect. Without limiting any of the rights of Indemnitee described herein, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions and supersedes any and all previous agreements between them covering the subject matter herein. The indemnification provided under this Agreement applies with respect to events occurring before or after the effective date of this Agreement, and shall continue to apply even after Indemnitee has ceased to serve the Company in any and all indemnified capacities.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(d) Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, from one country to another country, or three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, within the same country, or (d) five (5) business days after deposit with an internationally recognized express courier, freight prepaid, with written verification of receipt, from one country to another country, or one (1) business day after deposit with an internationally recognized express courier, freight prepaid, with written verification of receipt, within the same country. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. This Agreement shall be binding upon the Company and its successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, executors, administrators, legal representatives and assigns. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(g) Company Position. The Company shall be precluded from asserting, in any action or proceeding brought for purposes of establishing, enforcing or interpreting any right to indemnification under this Agreement, that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

(h) 409A. The Gross-Up Payment and any other tax reimbursement payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and any final Treasury regulations and official guidance thereunder and any applicable state law equivalent (“Section 409A”) such that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or otherwise comply with Section 409A. Any tax gross-up payment (within the meaning of Treasury Regulation Section 1.409A-3(i)(1)(v)) that is payable under this Agreement shall be made no later than the end of the Indemnitee’s taxable year next following Indemnitee’s taxable year during which the related taxes are remitted to the taxing authorities by or on behalf of the Indemnitee. Each payment or benefit hereunder is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Indemnification Agreement as of the date first set forth above.

company:

GRID DYNAMICS INTERNATIONAL,Inc.

Signature:
By:
Title:

Address:	5000 Executive Parkway, Suite 520
San Ramon, CA 94583

IN WITNESS WHEREOF, the parties have executed and delivered this Indemnification Agreement as of the date first set forth above.

AGREED AND ACCEPTED:

INDEMNITEE:

[NAME]

(Signature)

Address:

Grid Dynamics International, Inc.

Merger Indemnification Policy

In connection with the execution of the Agreement and Plan of Merger (“Merger Agreement”) by and among Grid Dynamics International, Inc., a California corporation (the “Company”), CS Merger Sub 1, Inc., a California corporation, ChaSerg Technology Acquisition Corp., a Delaware corporation, CS Merger Sub 2, LLC, a Delaware limited liability company, and Automated Systems Holdings Limited, a company incorporated in Bermuda with limited liability, solely in its capacity as representative of the Securityholders (as defined in the Merger Agreement), the Company has agreed to enter into Indemnification Agreements (the “Indemnification Agreements”) with certain Company executives (the “Indemnitees”). Pursuant to the terms of the Indemnification Agreements, the Company has agreed, by resolution adopted by the Company’s Board of Director’s on January 9, 2020, to indemnify the Indemnitees against certain Tax Liabilities (as defined in the Indemnification Agreements), provided the Company’s aggregate liability to the Indemnitees and any fees and expenses under such Indemnification Agreements shall in no event exceed $14.0 million.